EXHIBIT 10.b

                               EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, effective as of February 1, 1998 (the "Effective Date"), and executed on February 20, 1998 (the "Execution Date") by and between RUSSELL A. KERSH (the "Executive") and SUNBEAM CORPORATION, a Delaware corporation (the "Company").

                                     RECITALS

        WHEREAS, the Executive is a party to the Employment Agreement with the Company dated as of July 22, 1996 (the "Prior Agreement"):

        WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to furnish services to the Company on the terms and conditions hereinafter set forth;

        WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company; and

        WHEREAS, the parties desire to provide for the termination of the Prior Agreement, effective upon the Effective Date;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

        1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence as of the Effective Date and shall end on January 31, 2001 (or the Date of Termination (as defined in Section 10 below), if earlier). All options awards granted pursuant to the Prior Agreement shall vest and become exercisable in full as of the Execution Date. In addition, 40% of the restricted stock granted pursuant to the Prior Agreement which is subject to restrictions immediately prior to the Execution Date shall be forfeited as of the Execution Date, and the remaining shares of such restricted stock shall become vested in full as of the Execution Date and the Company shall reimburse the


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Executive on a grossed up basis for any federal income tax assessed upon him upon the vesting of such restricted stock.

3. POSITION AND DUTIES. The Executive shall serve as Vice Chairman of the Company and as Executive Vice President, Finance and Administration, and shall have such responsibilities, duties and authority as are consistent with such position and such other duties as may from time to time be assigned to him by the Chief Executive Officer. The Executive agrees to devote substantially all his working time, attention and energies to the performance of his duties for the Company. The Company shall nominate the Executive as a director of the Company and shall use its best efforts to have the Executive elected and reelected to the Board for the duration of the Employment Period.

4. PLACE OF PERFORMANCE. The principal place of employment of the Executive shall be at the Company's principal executive offices in either Broward or Palm Beach County, Florida, or such other location as may be agreed to by the Board. In the event that the Company's principal executive offices are moved from Broward or Palm Beach County Florida, the Company shall promptly pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive relating to any change of the Executive's residence from Broward or Palm Beach County, Florida, in connection with his employment hereunder, including, without limitation, reasonable expenses for himself and his family of travel, moving, storage and suitable lodging and maintenance, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to any such expenses. The Company shall pay or reimburse the Executive for all reasonable costs and expenses of residential relocation incurred by him in connection with each and every additional change, if any, in the location of the principal executive offices of the Company, and the Executive shall be reimbursed by the Company on a grossed up basis in the event that any tax is assessed upon him in relation to any such costs or expenses.

5.       COMPENSATION AND RELATED MATTERS.

         (a) BASE SALARY. As compensation for the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay the Executive a base salary at an annual rate of $875,000, which rate shall be retroactive to the Effective Date (the "Base Salary"). Except for the adjustment necessary to implement the retroactive increase in Base Salary described in the immediately preceding sentence, the Base Salary shall be payable in substantially equal semi-monthly installments. It is agreed that there shall be no increase or decrease in the Base Salary during the Employment Period. The parties agree that the Executive shall not be entitled to participate in any other bonus or incentive compensation programs of the Company.

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         (b) EQUITY AND STOCK OPTION GRANTS.

             (i) RESTRICTED SHARES. Effective as of the Effective Date, the Executive has been granted, without cost to the Executive, 150,000 shares of Restricted Stock (as defined in the Company's Stock Option
         Plan) (herein referred to as the "Restricted Shares"). The Restricted Shares are granted upon the terms and conditions as set forth in the Option Plan, except that twenty-five percent of such Restricted Shares shall be vested and unrestricted as of the Execution Date, and an additional twenty-five percent of such Restricted Shares shall vest and cease to be restricted on each of the first, second and third anniversaries of the Effective Date (subject to earlier vesting provisions set forth in Section 11) provided that the Executive continues to be employed pursuant to this Agreement upon such anniversary dates and shall be subject to and modified by all other terms and provisions of this Agreement, as expressly set forth herein. All such Restricted Shares, once vested, shall be the sole property of the Executive, shall be unrestricted and shall be freely tradeable by the Executive, subject to applicable legal restrictions. The Company shall reimburse the Executive on a grossed up basis with respect to any tax assessed upon him in connection with the vesting of any such Restricted Shares.

               (A) ISSUANCE OF CERTIFICATES. The Restricted Shares shall be registered in the Executive's name, but the certificates evidencing the Restricted Shares shall be retained by the Company until such shares become vested and the restrictions thereon lapse. The period prior to the time that any particular Restricted Shares become vested and the restrictions thereon lapse is hereinafter referred to as the "Restricted Period" with respect to such shares. The Executive shall execute a stock power, in blank, with respect to such Restricted Shares and deliver the same to the Company.

               (B) RIGHTS AS A STOCKHOLDER. Except as provided herein, during the Restricted Period, the Executive shall have all the rights of a stockholder with respect to Restricted Shares, including the right to receive dividends or other distributions and the right to vote such shares; provided that, in the discretion of the Company any such dividends or other distributions may be retained by the Company unless and until the Restricted Shares in respect of which such dividends or other distributions were paid shall vest.

               (C) NON-TRANSFERABILITY. During the Restricted Period, the Executive may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Shares, and any attempted sale, transfer, pledge or other encumbrance or

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               disposition (whether voluntary or involuntary) in violation of this Section 5(b)(i)(C) shall be null and void.

               (D) DELIVERY OF SHARE CERTIFICATES. Upon the vesting of any Restricted Shares, the certificates evidencing such Restricted Shares, together with any dividends or other distributions retained by the Company pursuant to Section 5(b)(i)(B), shall be delivered promptly to the Executive. In the case of Executive's death, such certificates, dividends and distributions will be delivered to the beneficiary designated in writing by the Executive pursuant to a form of designation provided by the Company, to the Executive's legatee or legatees, or to his personal representatives or distributees, as the case may be.

               (ii) STOCK OPTION. Effective as of the Effective Date, subject to shareholder approval by the Company's shareholders at the annual meeting to be held on May 12, 1998 (or on such other date on which such meeting will be held) (the "Annual Meeting"), the Executive has been granted a stock option (the "Option") to purchase 1,125,000 shares of Common Stock (the "Option Award"). The Option is subject to the following conditions:
        (i) the exercise price per share of Common Stock shall be $36.85, which is the average of the high and low selling price per share on the NYSE on January 30, 1998; (ii) the Option Award shall be vested and exercisable with respect to twenty-five percent of the shares subject thereto as of the Effective Date and shall become vested and exercisable with respect to an additional twenty-five percent of the shares subject thereto on each of the first, second and third anniversaries of the Effective Date; and (iii) the Option Award shall expire on the tenth anniversary of the Effective Date, subject to earlier termination as provided herein.

               In the event that Company's shareholders fail to approve the grant of the Option Award at the Annual Meeting, the Company and the Executive shall negotiate in good faith a mutually acceptable alternative compensation arrangement; provided, however, that the Executive, in his sole discretion, may elect to terminate this Agreement, in which event it shall be deemed to have been terminated pursuant to Section 10(d) hereof, and the Executive shall be entitled to receive the compensation, rights and benefits provided in Section 11(e) hereof (other than in respect of the stock options).

               (iii) REGISTRATION RIGHTS. Within six months after the Effective Date, the Company shall cause the Restricted Shares and all shares of stock subject to the Option Award to be registered or qualified for resale under the Securities Act of 1933 and applicable state laws. Unless and until registered under the Securities Act of 1933,

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        as amended, certificates evidencing the Restricted Shares and shares acquired pursuant to the exercise of the Option shall bear the following legend:

               THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

6. EXPENSES. During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force.

7. VACATION AND OTHER ABSENCES. The Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time or any similar purposes, during the Employment Period in accordance with policies applicable generally to senior executives of the Company; provided, however, that the Executive shall always be entitled to at least six weeks of paid vacation in each calendar year and pro rata for part of a year. Up to four weeks per year of unused vacation may be maintained by the Executive on a cumulative basis and may be subsequently used in any year or if not so used, the Executive shall be compensated for any unused vacation days upon the termination of this Agreement for any reason.

8. TAX PLANNING SERVICES. During the Employment Period, the Company shall provide the Executive with tax-related advice and services without cost or expense to him and shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to such services.

9. OTHER BENEFITS. During the Employment Period, the Executive shall be eligible to participate at no cost or expense to him in welfare plans and programs (including any tax-deferred savings plan, group life insurance plan, medical and dental insurance plan, and accident and disability insurance plan) ("Benefit Plans") applicable generally to employees and/or senior executives of the Company. The Company will waive, or obtain the waiver of, any waiting periods for eligibility under the Benefit Plans or will provide comparable benefits to the Executive without cost to him during the waiting period.

10. TERMINATION. The Executive's employment hereunder, as the case may be, may be terminated as follows:

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        (a) DEATH. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination.

        (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for one hundred and twenty (120) consecutive days and, within thirty (30) days after written Notice of Termination (as defined in Section 10(g) hereof), shall not have returned to the performance of his duties hereunder on a full-time basis ("Disability"), the Company may terminate the Executive's employment hereunder. In this event, the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

        (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder:

                      (i) upon the Executive's conviction for the commission of a felony (or a plea of nolo contendere thereto); or

                      (ii) willful failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to Disability).

            For purposes hereof, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith or without reasonable belief that his action or omission was in the best interests of the Company or contrary to written instructions of the Chief Executive Officer or the Board of Directors. The Date of Termination shall be the date specified in the Notice of Termination; provided, however, that, in the case of a termination for Cause under clause (ii) above, the Date of Termination shall not be earlier than 30 days after delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

        (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason, provided that the Executive shall have delivered a Notice of Termination (as defined in Section 10(g) hereof) within ninety (90) days after the

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occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circum stances, without the Executive's express written consent, which are not remedied by the Company within thirty (30) days of receipt of the Executive's Notice of Termination:

                      (i) an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section 3 hereof; or

                      (ii) any removal of the Executive from, or any failure to re-elect the Executive to, the executive officer position specified in
        Section 3 of this Agreement, or, without the Executive's consent, failure to re-elect the Executive as a Director of the Company; or

                      (iii) any other material breach by the Company of this Agreement.

               In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than thirty (30) days after the Notice of Termination.

        (e) OTHER TERMINATIONS. The Company may terminate the Executive's employment hereunder at any time, subject to the provisions of Section 11(e) hereof. The Executive may terminate his employment at any time, subject to the provisions of Section 11(d) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 10(a) through 10(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

        (f) TERMINATION BY THE EXECUTIVE UPON CHANGE IN CONTROL. Upon a Change in Control (as defined below), the Executive shall have the right, upon delivery to the Company of a Notice of Termination (which shall specify a Date of Termination not less than 30 days after such Notice of Termination), to terminate his employment under this Agreement and to receive the payments provided pursuant to Section 11(f) below. If the Executive shall elect to terminate his employment with the Company other than upon a Change in Control, he shall receive only the compensation referred to in Section 11(d) below. For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following events:

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                      (i) any "person" as such term is used in Sections 3(a)(9)
        and 13(d) of the Securities Exchange Act of 1934, as amended, becomes a "beneficial owner,'" as such term is used in Rule 3d-3 promulgated under that Act, of 25% or more of the voting stock of the Company (other than a person that is currently the beneficial owner of such percentage of the Company's voting stock);

                      (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement, the Executive and the individuals designated as directors by the Chief Executive Officer of the Company; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                      (iii) the Company, without the Executive's consent, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

                      (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

        (g) NOTICE OF TERMINATION. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than termination pursuant to Section 10(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If any dispute concerning a Notice of Termination of the Executive's employment under Section 10(b), 10(c) or 10(d) hereof results in a determination that a proper basis for such termination did not exist under such section, the Executive's employment under this Agreement shall be treated, with respect to a Notice of Termination pursuant to Section 10(b) or 10(c) hereof, as having been terminated pursuant to Section 10(e) hereof or, with respect to a Notice of Termination pursuant to Section 10(d) hereof, as having not been terminated.

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11.     COMPENSATION UPON TERMINATION OR DURING DISABILITY.

        (a) DISABILITY PERIOD. During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

        (b) DEATH. If the Executive's employment hereunder is terminated as a result of death, then:

                      (i) the Company shall pay the Executive's estate or designat- ed beneficiary, as soon as practicable after the Date of Termination, any Base Salary installments due in the month of death and any reimbursable expenses, accrued or owing the Executive hereunder as of the Date of Termination;

                      (ii) the Options granted to the Executive pursuant to the Option Award (if such Option Award has been approved by the shareholders as provided in Section 5(b)(ii)) shall become vested and exercisable, as of the Date of Termination, to the extent such Option Award would have otherwise become vested on or before the first anniversary of the Date of Termination, and all vested Options, as well as all stock options granted pursuant to the Prior Agreement ("Prior Agreement Options"), shall remain exercisable for a period of one year following such Date of Termination and shall thereafter be completely forfeited and cancelled; any Options that would not have become vested and exercisable on or before the first anniversary of the Date of Termination shall terminate and be forfeited as of the Date of Termination; and

                      (iii) the portion of the Restricted Shares that have not vested as of the Date of Termination equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 36 minus the number of full months remaining in the Employment Period (disregarding the earlier termination thereof) after the Date of Termination and denominator of which is 36, shall become vested as of the Date of Termination and the restrictions imposed thereon shall lapse. The balance of such unvested Restricted Shares shall be forfeited to the Company (without further action on the part of the Company or the Executive) as of the Date of

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        Termination, and the Executive shall have no further rights with respect to such balance.

        (c) DISABILITY. If the Executive's employment hereunder is terminated as a result of Disability, then:

                      (i) the Company shall pay the Executive, as soon as practica ble after the Date of Termination, any Base Salary and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination;

                      (ii) the Option granted to the Executive pursuant to the Option Award (if such Option Award has been approved by the shareholders as provided in Section 5(b)(ii)) shall become vested and exercisable, as of the Date of Termination, to the extent such Option Award would have otherwise become vested on or before the first anniversary of the Date of Termination, and all vested Options, including the Prior Agreement Options, shall remain exercisable for a period of three years following such Date of Termination and shall thereafter be completely forfeited and cancelled; any Options that would not have become vested and exercisable on or before the first anniversary of the Date of Termination shall terminate and be forfeited as of the Date of Termination; and

                      (iii) the portion of the Restricted Shares that have not vested as the Date of Termination equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 36 minus the number of full months remaining in the Employment Period (disregarding the earlier termination thereof) after the Date of Termination and denominator of which is 36, shall become vested, and the restrictions imposed thereon shall lapse. The balance of such unvested Restricted Shares shall be forfeited to the Company (without further action on the part of the Company or the Executive) as of the Date of Termination, and the Executive shall have no further rights with respect to such balance.

        (d) CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employ ment hereunder is terminated by the Company for Cause or by the Executive other than for Good Reason, then:

                      (i) the Company shall pay the Executive, as soon as practica ble after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and

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                      (ii) the Executive shall immediately forfeit any unvested
        Restricted Shares and any unvested portion of the Option Award. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of the Option Award for a period of ninety (90) days after the Date of Termination, and the unexercised portion of such Option Award shall be forfeited thereafter. In the event of termination by the Executive other than for Good Reason the Executive shall have the right to exercise the vested unexercised portion of the Option Award for a period of one year following the Date of Termination and the unexercised portion of such Option Award shall be forfeited thereafter.

        (e) TERMINATION BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. If the Executive's employment hereunder is terminated by the Company (other than for Cause or Disability) or by the Executive for Good Reason, then:

                      (i) the Company shall pay the Executive, as soon as practica ble after the Date of Termination, any Base Salary and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination;

                      (ii) the Company shall immediately pay to the Executive as liquidated damages and not as a penalty a lump sum amount equal to the total Base Salary that would have otherwise been payable to the Executive with respect to the period commencing immediately following the Date of Termination and ending on January 31, 2001, at the annualized rate in effect at the time Notice of Termination is given;

                      (iii) the Option granted to the Executive pursuant to the Option Award shall become fully vested and exercisable, and the Restricted Shares shall become fully vested, as of the Date of Termination. The Option Award, as well as each Prior Agreement Option, shall remain exercisable for the balance of its original 10-year term; and

                      (iv) the Executive shall continue to participate in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, in accordance with the terms of such plans and programs as in effect from time to time, through January 31, 2001; provided that the Executive's continued participation is permitted under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially the same as those which the Executive and his dependents would otherwise have been entitled to receive under such plans and

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        programs from which their continued participation is barred or provide their economic equivalent.

        (f) TERMINATION UPON CHANGE IN CONTROL. If the Executive shall elect to terminate his employment under this Agreement upon a Change in Control, the Company shall pay to the Executive the payments described in Sections 11(e)(i),
(ii), (iii) and (iv) above.

12. GROSS-UP FOR EXCISE TAX. In the event that the Executive receives any payment or benefit (including but not limited to the payments or benefits pursuant to Section 11 of this Agreement) (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the Payment. The determination of whether an Excise Tax is due in respect of any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select the nationally recognized accounting firm to serve as the Auditor. Notwithstanding the foregoing, for purposes of determining the Gross-Up Payment in respect of any Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

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13. MITIGATION. The Executive shall not be required to mitigate amounts payable pursuant to Section 11 hereof by seeking other employment or otherwise, nor shall there be any offset against such payments on account of (a) any remuneration attributable to any subsequent employment that he may obtain or (b) any claims the Company may have against the Executive.

14. CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, NON-COMPETITION.

        (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries (the "Sunbeam Entities") all trade secrets, confidential information, and knowledge or data relating to the Sunbeam Entities and the businesses and investments of the Sunbeam Entities, which shall have been obtained by the Executive during the Executive's employment by the Company, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, future plans or operating practices ("Confidential Information"); PROVIDED, HOWEVER, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

        (b) REMOVAL OF DOCUMENTS. All records, files, drawings, documents, models, and the like relating to the business of the Sunbeam Entities, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall not be removed by the Executive from the premises of any Sunbeam Entity (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to such Sunbeam Entity immediately upon termination of the Executive's employment hereunder.

        (c) NON-COMPETITION. During (i) the Executive's employment with the Company and (ii) the two (2) year period immediately following the Executive's Date of Termination, the Executive (A) shall not engage, anywhere within the geographical areas in which any Sunbeam Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or

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


consultant of any other organization, in any business (a "Competitive Business") which competes with any business then being conducted by such Sunbeam Entity;
(B) shall not solicit or encourage any officer, employee or consultant of any of the Sunbeam Entities to leave the employ of any of the Sunbeam Entities for employment by or with any Competitive Business; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Sunbeam Entity, which were contacted, solicited or served by the Executive while employed by the Company; provided, however, that nothing herein shall prohibit the Executive from owning a maximum of two percent (2%) of the outstanding stock of any publicly traded corporation. Following the Date of Termination, ownership by the Executive of not more than five percent (5%) of any publicly traded corporation shall not constitute a violation hereof. If, at any time, the provisions of this Section 14(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 14(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 14(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 14(c), the design, manufacture and marketing of outdoor barbecue grills and small kitchen appliances shall be construed to be a Competitive Business; provided, however, that the gross revenues derived from sales of such products by such competitor are greater than the lesser of (i) 10% of its total revenues and (ii) $500,000,000.

        (d) REMEDIES. In the event of a breach or threatened breach of this
Section 14, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

        (e) CONTINUING OPERATION. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 14.

15. INDEMNIFICATION. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 15.

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


16. SUCCESSORS; BINDING AGREEMENT.

        (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement (except in the definition of Change in Control), "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

        (b) EXECUTIVE'S SUCCESSORS. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

17. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

                      Russell A. Kersh
                      3609 NW 62nd Street
                      Boca Raton, Florida 33496

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


               If to the Company:

                      Sunbeam Corporation
                      1615 S. Congress Avenue
                      Delray Beach, Florida 33445

                      Attn:  Chairman of the Compensation Committee

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. MISCELLANEOUS. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by the Executive or such an authorized officer of the Company, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

19. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

20. ARBITRATION.

        (a) Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of Florida, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrators PROVIDED, HOWEVER, that if the Company's position is not substantially upheld, as determined by the arbitrators, the expenses of the Executive (including, without limitation, fees and expenses payable to the AAA and the arbitrators, fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of the Executive in attending the hearings, costs in connection with obtaining and presenting evidence and costs of transcription of the proceedings), as determined by the arbitrators, shall be reimbursed to him by the Company.

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


        (b) Notwithstanding the provisions of Section 20(a) above, the parties agree that nothing contained herein shall preclude the Company from bringing an action in a court of competent jurisdiction (whether prior to or during any arbitration proceeding) seeking to specifically enforce the provisions of
Section 14 hereof by means of seeking an injunction or other equitable relief.

21. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the terms of the Option Plan set forth the entire agreement of the parties hereto in respect of the subject matter contained herein, supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto or thereto in respect of the subject matter contained herein or therein, including but not limited to the Prior Agreement, is hereby terminated and cancelled. This Agreement may be signed in counterparts.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 20, 1998, to be effective as of the Effective Date.

                                   SUNBEAM CORPORATION


                                   By: /s/ PETER LANGERMAN
                                      --------------------------
                                       Name: Peter Langerman
                                       Title: Chairman, Executive Development
                                              and Compensation Committee

                                   RUSSELL A. KERSH


                                   /s/ RUSSELL A. KERSH
                                   --------------------


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